EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

        THIS IS AN EMPLOYMENT AGREEMENT (“Agreement”), effective July 22, 2004, (“Effective Date”) by and among CROWN Metal Packaging Canada LP, formerly known as Crown Cork and Seal Canada, Inc. (the “Company”), Crown Holdings, Inc. (the “Parent”) and William R. Apted (the “Executive”).

Background

        WHEREAS, the Company is a 100% owned indirect subsidiary of the Parent.

        WHEREAS, the Executive is currently employed by the Company and is President of the Parent’s European Division.

        WHEREAS, the Company and the Parent desire to assure themselves of the continued employment of the Executive with the Company and to encourage his continued attention and dedication to the best interests of the Company and the Parent.

        WHEREAS, the Executive desires to remain and continue in the employment of the Company in accordance with the terms of this Agreement.

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

Terms

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

1.1. “Board” shall mean the Board of Directors of the Company.

1.2. “Cause” shall mean the termination of the Executive’s employment with the Company as a result of:

(a) the Executive’s willful failure to perform such services as may be reasonably delegated or assigned to the Executive by the Board, the Chairman or Vice Chairman of the board of directors of the Parent, the Parent’s Chief Executive Officer or any other executive to whom the Executive may report;

(b) the continued failure by the Executive to devote his full-time best effort to the performance of his duties under the Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness);

(c) the breach by the Executive of any provision of Sections 6, 7 and 8 hereof; or

(d) the Executive’s conviction of, or a plea of nolo contendre to, a felony or a crime involving fraud or moral turpitude.

1.3. “Change in Control” shall mean any of the following events:

(a) a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Parent or an affiliate of the Parent or a corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing twenty-five percent (25%) or more of the combined voting power of the Parent’s then outstanding securities; or

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Parent and any new director (other than a director designated by a person who has entered into an agreement with the Parent to effect a transaction described in Section 1.3(a), Section 1.3(c) or Section 1.3(d) hereof) whose election by the board of directors of the Parent or nomination for election by the Parent’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the Parent merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation; or

(d) the stockholders of the Parent approve a plan of complete liquidation of the Parent or the Parent sells or otherwise disposes of all or substantially all of the Parent’s assets.

1.4. “Good Reason” shall mean:

(a) the assignment to the Executive, without the Executive’s expressed written approval, of duties or responsibilities, inconsistent, in a material respect, with the Executive’s title and position as set forth and described in Section 2 of this Agreement on the date of a Change in Control or the reduction in the Executive’s duties, responsibilities or authority from those in effect on the date of a Change in Control;

(b) a reduction by the Company in the Executive’s “Base Salary” (as defined in Section 4.1 below) or in the other compensation and benefits, in the aggregate, payable to the Executive hereunder, or a material adverse change in the terms or conditions on which any such compensation or benefits are payable as in effect on the date of a Change in Control;

(c) following a Change in Control, a failure by the Company or the Parent, without the express consent of the Executive, to pay the Executive any amounts otherwise vested and due hereunder or under any plan or policy of the Company or the Parent;

(d) a relocation of the Executive’s primary place of employment, without the Executive’s expressed written approval, to a location more than twenty (20) miles from the location at which the Executive performed his duties on the date of a Change in Control; or

(e) the failure or refusal of the Parent’s Successor (as defined in Section 13 below) to expressly assume this Agreement in writing, and all of the duties and obligations of the Parent hereunder in accordance with Section 13.

2. Position and Duties. The Company agrees to continue to employ the Executive and the Executive hereby agrees to continue to be employed by the Company, upon the terms, conditions and limitations set forth in this Agreement. The Executive shall serve as President of the Parent’s European Division, with the customary duties, authorities and responsibility of such position and such other duties, authorities and responsibility (a) as have been agreed upon by the Parent and the Executive or (b) as may from time to time be delegated to the Executive by the Board, the Chairman or Vice Chairman of the board of directors of the Parent, the Parent’s Chief Executive Officer, or any other executive to whom the Executive may report as are consistent with such position. The Executive agrees to perform the duties and responsibilities called for hereunder to the best of his ability and to devote his full time, energies and skills to such duties, with the understanding that he may participate in charitable and similar activities and may have business interests in passive investments which may, from time to time, require portions of his time, but such activities shall be done in a manner consistent with his obligations hereunder.

3. Term. The Executive’s employment under this Agreement shall commence on the Effective Date and unless sooner terminated as provided in Article 5 shall continue for a period of three years (the “Initial Term”). Except as otherwise provided herein, unless either party gives written notice to the other parties at least 30 days before the first anniversary of the Effective Date or any subsequent anniversary of the Effective Date that the term hereunder shall not be extended or further extended beyond its then term (a “Nonrenewal Notice”), the term of the Agreement shall automatically be extended for an additional one year period from each anniversary, subject to the same terms, conditions and limitations as applicable to the Initial Term unless amended or terminated as provided herein (the “Renewal Term”). The effect of the preceding sentence is that except as a result of a Nonrenewal Notice, the term of the Agreement shall be a rolling three years. For purposes of this Agreement, the Initial Term and all subsequent Renewal Terms shall be collectively referred to as the “Term” of the Agreement. Notwithstanding the foregoing, the Agreement, if not earlier terminated, shall terminate upon the Executive’s “Normal Retirement Date” as such term is defined in the Company’s Pension Plan, unless otherwise expressly agreed in writing by the Company, the Parent and the Executive at least 60 days prior to such Normal Retirement Date.

4. Compensation and Benefits.

4.1. Base Salary. The Company shall pay, or cause to be paid, to the Executive for the performance of his duties under this Agreement an initial base salary of $450,000 per year (the “ase Salary”), payable in accordance with the Company’s normal payroll practices. Thereafter, the rate of the Executive’s Base Salary will be reviewed and adjusted as appropriate in accordance with the Company’s regular compensation review practices. Effective as of the date of any such increase, the Base Salary so increased shall be considered the new Base Salary for all purposes of this Agreement.

4.2. Annual Bonus. During the Term, in addition to Base Salary, for each fiscal year of the Company ending during the Term, the Executive shall participate in, and shall have the opportunity to receive a bonus in an amount to be determined in accordance with, the Parent’s Economic Profit Incentive Plan or any successor bonus plan, and any other bonus or incentive plan, program or arrangement adopted by or applicable to the Company for the benefit of its senior personnel (the “Annual Bonus Payment”).

4.3. Employee Benefits. During the Term, the Executive shall be entitled to participate in all of the Company’s employee benefit plans, programs and policies, including any retirement benefits or plans, group life, hospitalization or disability insurance plans, health programs, fringe benefit programs and similar plans, programs and policies, that are now or hereafter made available to the Company’s salaried personnel generally, as such plans, programs and policies may be in effect from time to time, in each case to the extent that the Executive is eligible under the terms of such plans, programs and policies. Without limiting the generality of the foregoing, the Executive shall also be eligible to participate in the Crown Senior Executive Retirement Plan (the “SERP”) in accordance with the terms of his Senior Executive Retirement Agreement dated May 17, 2002 (the “SERP Agreement”), as such may be amended from time to time, and the Parent’s 2004 Stock-Based Incentive Compensation Plan, and any other equity-based incentive plans as maintained by the Parent from time to time for the benefit of senior executives.

4.4. Vacation. The Executive shall be entitled to vacation in accordance with the Company’s vacation policy.

4.5. Automobile. During the Term, the Company shall make available to the Executive, an automobile in accordance with and subject to the conditions of the Company’s standard automobile policy or practices as in effect from time to time.

4.6. Reimbursement of Expenses. During the Term, the Company will reimburse the Executive in accordance with the Company’s expense reimbursement policy as in effect from time to time for expenses reasonably and properly incurred by him in performing his duties, provided that such expenses are incurred and accounted for in accordance with the policies and procedures presently or hereinafter established by the Company.

5. Termination.

5.1. Death. The Executive’s employment under this Agreement shall terminate immediately upon the Executive’s death, and the Company and the Parent shall have no further obligations under this Agreement, except to pay to the Executive’s estate (or his beneficiary, as may be appropriate) (a) any Base Salary earned through his date of death, to the extent theretofore unpaid and (b) such retirement, incentive and other benefits earned and vested (if applicable) by the Executive as of the date of his death under any employee benefit plan of the Company or Parent in which the Executive participates, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.

5.2. Disability. If the Executive is unable to perform his duties under this Agreement because of a “Total Disability” as determined in accordance with the SERP Agreement, the Company may terminate the Executive’s employment by giving written notice to the Executive. Such termination shall be effective as of the date of such notice and the Company and the Parent shall have no further obligations under this Agreement, except to pay to, or on behalf of, the Executive (a) any Base Salary earned through the date of such termination, to the extent theretofore unpaid, (b) such retirement, incentive and other benefits earned and vested (if applicable) by the Executive as of the date of his termination under any employee benefit plan of the Company or Parent in which the Executive participates (including the SERP and SERP Agreement), all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans, and (c) tax equalization payments, costs of tax return preparation and relocation costs (collectively, the “Ex-Pat Benefits”) in accordance with the then current practice with respect to such benefits.

5.3. Retirement. The Executive’s employment under this Agreement shall terminate upon the Executive’s retirement under the Company’s Pension Plan. Such termination shall be effective as of the date of the Executive’s retirement, and the Company and the Parent shall have no further obligations under this Agreement, except to pay to, or on behalf of, the Executive (a) any Base Salary earned through the date of the Executive’s retirement, to the extent theretofore unpaid, (b) such retirement, incentive and other benefits earned and vested (if applicable) by the Executive as of the date of his retirement under any employee benefit plan of the Company or Parent in which the Executive participates (including the SERP and SERP Agreement), all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans, and (c) the Ex-Pat Benefits in accordance with the then current practice with respect to such benefits.

5.4. Voluntary Termination. At any time during the Term, upon thirty (30) days’ written notice to the Company, the Executive may voluntarily terminate his employment with the Company. Except as provided in Section 5.7 (if applicable), upon such termination the Company and the Parent shall have no further obligations under this Agreement except to pay to, or on behalf of, the Executive (a) any Base Salary earned to the date of the Executive’s termination of employment, to the extent theretofore unpaid, (b) such retirement, incentive and other benefits earned by the Executive and vested (if applicable) as of the date of his termination under the terms of any employee benefit plan of the Company or Parent in which the Executive participates (including the SERP and SERP Agreement), all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans, and (c) the Ex-Pat Benefits in accordance with the then current practice with respect to such benefits.

5.5. Termination For Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause by giving written notice to the Executive. The Company’s required notice of termination shall specify the event or circumstances that constitute Cause. The Executive’s termination shall be effective as of the date of such notice. Upon termination of the Executive’s employment for Cause, the obligations of the Company and the Parent under this Agreement shall terminate, except for the obligation to pay to, or on behalf of, the Executive (a) any Base Salary earned through the date of such termination, to the extent theretofore unpaid, and (b) such retirement, incentive, and other benefits earned and vested (if applicable) by the Executive as of such termination under any employee benefit plan of the Company or Parent in which the Executive participates (including the SERP and SERP Agreement), all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.

5.6. Involuntary Termination by the Company Other Than For Cause or Disability, Prior to a Change in Control. The Company may terminate the Executive’s employment without Cause, at any time during the Term, upon thirty (30) days’ written notice to the Executive; provided that during such notice period, the Board, in its absolute discretion, may relieve the Executive of all his duties, responsibilities and authority with respect to the Company and restrict the Executive’s access to Company property. If the Company so terminates the Executive’s employment without Cause, at any time other than the one year period following a Change in Control, the obligations of the Company and the Parent under this Agreement shall terminate upon such termination except for the obligation to pay to, or on behalf of, the Executive the following: (i) any Base Salary earned through the date of the Executive’s termination of employment, to the extent theretofore unpaid, (ii) Base Salary for the one year period following his termination, paid in accordance with the Company’s normal payroll practice, (iii) a lump-sum payment equal to the Executive’s target Annual Bonus Payment for the year of such termination, (iv) such retirement, incentive and other benefits earned by the Executive and vested (if applicable) as of the date of his termination under the terms of any employee benefit plan of the Company or Parent in which the Executive participates (including the SERP and SERP Agreement), all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans, and (v) the Ex-Pat Benefits in accordance with the then current practice with respect to such benefits.

5.7. Involuntary Termination by the Company Other Than For Cause or Disability Following a Change of Control or by the Executive for Good Reason Following a Change of Control. If, during the one year period following a Change in Control, the Company terminates the Executive’s employment without Cause, or the Executive voluntarily terminates his employment for Good Reason, the obligations of the Company and the Parent under this Agreement shall terminate upon such termination except for the obligation to pay or provide to, or on behalf of, the Executive the following: (i) any Base Salary earned through the date of the Executive’s termination of employment, to the extent theretofore unpaid, (ii) a lump-sum payment equal to two (2) times the sum of Base Salary and the average Annual Bonus Payment paid or payable to the Executive for the three completed years prior to the year of such termination, (iii) a lump-sum payment equal to the Executive’s target Annual Bonus Payment for the year of such termination, (iv) such retirement, incentive and other benefits earned by the Executive and vested (if applicable) as of the date of his termination under the terms of any employee benefit plan of the Company or Parent in which the Executive participates, (including the SERP and SERP Agreement), all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans, (v) the Ex-Pat Benefits in accordance with the then current practice with respect to such benefits, (vi) the continued health and other benefits provided by Article XI of the SERP in the event of a “Termination Following a Change in Control” (as defined in the SERP) whether or not the Executive’s termination constitutes such a termination for purposes of the SERP, and (vii) all outstanding stock options held by the Executive shall become immediately vested and exercisable and shall remain exercisable for a period of 30 days or such longer period as provided under the terms of such option. Each of the payments described in clauses (ii) and (iii) above shall be made within thirty (30) days of the Executive’s termination of employment.

5.8. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income or earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder.

5.9. Certain Additional Payments by the Company. If the Executive is liable for the payment of any excise tax (the “Basic Excise Tax”) pursuant to Section 4999 of the Code, or any successor or like provision, with respect to any payment or property transfers received or to be received under this Agreement or otherwise, the Company or Parent shall pay the Executive an amount (the “Special Reimbursement”) which, after payment by the Executive (or on the Executive’s behalf) of any federal, state and local taxes, including, without limitation, any further excise tax under Section 4999 of the Code, with respect to or resulting from the Special Reimbursement, equals the amount of the Basic Excise Tax. The Special Reimbursement shall be paid as soon as practicable after the amount is determined and reviewed for accuracy by the Parent’s certified public accountants.

6. Confidential Information. Except as required in the performance of his duties to the Company under this Agreement, the Executive shall not, during or after the Term of this Agreement, use for himself or others, or disclose to others, any confidential information including without limitation, trade secrets, data, know-how, design, developmental or experimental work, Company or Parent relationships, computer programs, proprietary information bases and systems, data bases, customer lists, business plans, financial information of or about the Company or Parent or any of their affiliates, customers or clients, unless authorized in writing to do so by the Board or the Parent’s Chief Executive Officer, but excluding any information generally available to the public or information (except information related to the Company or Parent) which Executive possessed prior to his employment with the Company. The Executive understands that this undertaking applies to the information of either a technical or commercial or other nature and that any information not made available to the general public is to be considered confidential. The Executive acknowledges that such confidential information as is acquired and used by the Company and Parent or their affiliates is a special, valuable and unique asset. All records, files, materials and confidential information obtained by Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company, the Parent or their affiliates, as the case may be.

7. Return of Documents and Property. Upon the termination of Executive’s employment from the Company, or at any time upon the request of the Company, Executive (or his heirs or personal representative) shall deliver to the Company (a) all documents and materials containing confidential information relating to the business or affairs of the Company, the Parent or any of their affiliates, customers or clients and (b) all other documents, materials and other property belonging to the Company, the Parent or their affiliates, customers or clients that are in the possession or under the control of Executive.

8. Noncompetition. By and in consideration of the salary and benefits to be provided by the Company and the Parent hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company and the Parent, the Executive agrees, unless the Executive requests in writing to the Board, and is thereafter authorized in writing to do so by the Board, that (a) during his employment under this Agreement, and (b) for the one (1) year period following the termination of employment, the Executive shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any manner with, including without limitation as a consultant, any business which at any relevant time during said period directly or indirectly competes with the Company, the Parent or any of their affiliates in any country in which the Company or the Parent does business. Notwithstanding the foregoing, the Executive shall not be prohibited during the non-competition period described above from being a passive investor where he owns not more than five percent (5%) of the issued and outstanding capital stock of any publicly-held company. The Executive further agrees that during said period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or the Parent to terminate employment with the Company or the Parent or hire any employee of the Company or the Parent.

9. Enforcement: The Executive acknowledges that (i) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company and the Parent; (ii) the covenants and agreements of the Executive contained in Sections 6, 7 and 8 are essential to the business and goodwill of the Company and the Parent; and (iii) the Company and the Parent would not have entered into this Agreement but for the covenants and agreements set forth in Sections 6, 7 and 8. The Executive further acknowledges that in the event of his breach or threat of breach of Sections 6, 7 or 8 of this Agreement, the Company and the Parent, in addition to any other legal remedies which may be available to them, shall be entitled to appropriate injunctive relief and/or specific performance in order to enforce or prevent any violations of such provisions, and the Executive, the Company and the Parent hereby confer jurisdiction to enforce such provisions upon the courts of any jurisdiction within the geographical scope of such provisions.

10. Notices. All notices and other communications provided for herein that one party intends to give to any other party shall be in writing and shall be considered given when mailed or couriered, return receipt requested, or personally delivered, either to the party or at the addresses set forth below (or to such other address as a party shall designate by notice hereunder):

If to the Company:

CROWN Metal Packaging Canada LP One Crown Way Philadelphia, Pa 19154 Attention: General Counsel

If to the Parent:

Crown Holdings, Inc. One Crown Way Philadelphia, PA 19154 Attention: Chief Executive Officer

If to the Executive:

William R. Apted 8 Avenue Charles Floquet 75007 Paris, France

11. Amendments. This Agreement may be amended, modified or superseded only by a written instrument executed by all of the parties hereto.

12. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company, the Parent and the Executive and their respective heirs, executors, personal representatives, successors and permitted assigns.

13. Assignability. This Agreement shall not be assignable, in whole or in part, by any party, without the prior written consent of the other parties, provided that (i) this Agreement shall be binding upon and shall be assigned by the Parent to any person, firm or corporation with which the Parent may be merged or consolidated or which may acquire all or substantially all of the assets of the Parent, or its successor (the “Parent’s Successor”), (ii) the Parent shall require the Parent’s Successor to expressly assume in writing all of the Parent’s obligations under this Agreement and (iii) the Parent’s Successor shall be deemed substituted for the Parent for all purposes of this Agreement.

14. Arbitration. Except as provided in Section 9 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof. The determination of the arbitrator(s) shall be conclusive and binding on the Company, the Parent and the Executive, and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

15. Governing Law. Except to the extent such laws are superseded by Federal laws, this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.

16. Entire Agreement. This Agreement contains the entire Agreement between the parties relative to its subject matter, superseding all prior agreements or understandings of the parties relating thereto. In the event of any conflict between this Agreement and the terms of any benefit plan (other than the SERP and SERP Agreement), the terms of this Agreement will control. The terms of the SERP and the SERP Agreement shall control the payment of any compensation or benefits specifically addressed therein, and neither the SERP nor SERP Agreement shall be modified by, or subject to, the terms of this Agreement.

17. Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof. The failure of any party at any time to require performance of any provision of this Agreement shall not affect such party’s right at a later time to enforce such provision. No consent or waiver by any party to any default or to any breach of a condition or term in this Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.

18. Withholding of Taxes. All payments made by the Company or the Parent to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company or the Parent may reasonably determine it should withhold pursuant to any applicable law or regulation.

19. Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7, 8, 9, 13, 14 and 17, (and the other provisions of this Agreement to the extent necessary to effectuate the survival of Sections 6, 7, 8, 9, 13, 14 and 17), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

20. Invalidity of Portion of Agreement. If any provision of this Agreement or the application thereof to any party shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the fullest extent of the law. If any clause or provision hereof is determined by any court of competent jurisdiction to be unenforceable because of its scope or duration, the parties expressly agree that such court shall have the power to reduce the duration and/or restrict the scope of such clause or provision to the extent necessary to permit enforcement of such clause or provision in reduced or restricted form.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

CROWN Metal Packaging Canada LP, by its general partner, CROWN Metal Packaging Canada Inc.

Frank J. Mechura
Chairman of the Board

Crown Holdings, Inc.

John W. Conway
Chairman of the Board, President
and Chief Executive Officer

Executive

William R. Apted